Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 1, 2007

Cadiz Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-12114                                    77-0313235
(Commission File Number) (IRS Employer Identification No.)

550 South Hope Street, Suite 2850, Los Angeles  90071
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code: (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. Unregistered Sales of Equity Securities

On October 1, 2007 Cadiz Inc. (“Cadiz” or the “Company”) agreed to amend the earn-out provisions of the Reorganization Plan and Agreement for Purchase and Sale of Assets dated as of February 18, 1998, as amended (the "Reorganization Plan and Agreement"), pursuant to which the Company acquired the assets of Exploration Research Associates, Incorporated (“ERA”). The agreement is with Mark A. Liggett (“Liggett”) in his capacity as successor in interest to ERA. Liggett is currently an employee of Cadiz.

As amended, the Reorganization Plan and Agreement provides for the conditional issuance of up to 300,000 shares of Cadiz common stock to Liggett. The shares would be issued in two tranches only upon the satisfaction of certain conditions related to the Company’s properties and water storage projects. At the same time and in consideration for the amendment to the Reorganization Plan and Agreement, the Company and Liggett entered into an agreement to settle and release any potential claims or causes of action which the parties might otherwise have been able to assert related to the Reorganization Plan and Agreement.

The issuance of the Company's common stock, subject to the conditions set forth in the amended Reorganization Plan and Agreement, has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), but is exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act as the transactions (including the issuance of the Common Stock, subject to conditions) do not involve a public offering, the number of investors is limited, the investor was provided with information about us, and we are placing restrictions on the resale of the securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    Cadiz Inc.

                    By:  /s/ O'Donnell Iselin II
                            O'Donnell Iselin II
                            Chief Financial Officer

Dated: October 1, 2007